Revised: September 7, 2017

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

PRINCIPAL UNDERWRITER AND INVESTMENT ADVISER

CODE OF ETHICS

1.	General Principles

Mutual of America Life Insurance Company (sometimes referred to as “Mutual of America” or “Company”) recognizes its responsibility to be familiar with and to ensure its compliance with the provisions of the Investment Company Act of 1940 (the “1940 Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, applicable to Mutual of America as principal underwriter for the Mutual of America Separate Accounts No. 2 and No. 3 and Mutual of America Investment Corporation, as well as the provisions of the Investment Advisers Act of 1940 (the “Advisers Act”) and the rules promulgated thereunder, including Rule 204A-1, applicable to the Company as an investment adviser for certain of its defined benefit plan clients. The Company’s role as investment adviser is limited to reallocating and rebalancing activities for certain defined benefit plan accounts and does not include effectuating trades or managing portfolios. These provisions require that Mutual of America’s officers and directors should at all times act with fidelity to the interests of clients, i.e., Investment Company Clients for which Mutual of America serves as principal underwriter and its defined benefit plan advisory clients, and in conformity with just and equitable principles. This Code of Ethics (sometimes referred to as “Code”) is intended to cover the Company in its roles as Adviser and Principal Underwriter.

Certain fundamental principles govern the personal investment activities of Mutual of America’s personnel in regard to personal investing activities and business conduct, namely: (1) the duty at all times to place the interests of Investment Company and Advisory Clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; (3) that Company personnel must not take inappropriate advantage of their positions; (4) that Investment Company and Advisory Client information and nonpublic information must be safeguarded from disclosure; and (5) that employees, officers and directors must comply with the federal securities laws and regulations and all other applicable federal and state laws and regulations by, among other things, strictly adhering to these Codes of Ethics, as they may be applicable to them, and by strictly adhering to the Company’s Investment Adviser Compliance Manual, which includes the Company’s Compliance Program as it relates to its investment advisory functions.

This Code of Ethics also establishes rules of conduct that govern personal investment activities of Mutual of America’s officers, directors and employees and gives effect to the prohibitions on fraudulent and manipulative practices set forth in Rule 17j-1 under the 1940 Act. The Code does not attempt to identify all possible conflicts of interest, and literal compliance with the Code will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty owed to an Investment Company Client.

2.	Definitions

(a)	Access Person

(i) any Supervised Person of the Adviser, who has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Advisory Client; or who is involved in making securities recommendations to an Advisory Client, or who has access to such recommendations that are nonpublic; (ii) any director, officer or Advisory Person of the Adviser who, with respect to any Advisory Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to any Advisory Client; (iii) any director or officer of the Underwriter who, with respect to any Investment Company Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by an investment adviser to any Investment Company Client. Procedures for the designation of Access Persons are set forth in Section 11(a) of this Code.

(b)	Adviser

Mutual of America Life Insurance Company. In some instances the terms “adviser” or “principal underwriter” are used to distinguish the applicability of particular provisions to persons whose duties support the Company in its role as adviser or principal underwriter. In those instances, “Adviser” or “Principal Underwriter” shall mean the Company in the role identified.

(c)	Advisory Client

Any person or entity for which the Adviser provides investment advisory services, including certain Defined Benefit plan clients in Mutual of America Life Insurance Company Separate Account No. 1.

(d)	Advisory Person

(i) Any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to purchases or sales of securities by clients, which shall include, for example, investment accountants, and (ii) any natural person in a control relationship to the Adviser who obtains information regarding securities recommendations being made by the Adviser or purchases and sales by the Adviser’s clients.

(e)	Beneficial Ownership

Shall have the meaning provided in Section 16 of the Securities Exchange Act of 1934 and shall include ownership by immediate family members who reside in the same household, such as a spouse and dependent children.

(f)	Business Day

Any day on which the New York Stock Exchange is open.

(g)	Equivalent Security

A security that has a substantial economic relationship to another security, including with respect to an equity security any convertible security, option or warrant relating to that security, and with respect to a fixed income security any security having the same issuer, maturity, coupon and rating.

(h)	Independent Director

A director of the Adviser who would not be an “interested person” of the Adviser or any Investment Company Client within the meaning of Section 2(a)(19) of the 1940 Act and who does not have day-to-day involvement with the operations of the Adviser or any Investment Company Client.

(i)	Investment Company Client

A company registered as such under the 1940 Act and for which the Underwriter is the principal underwriter (Mutual of America Separate Accounts No. 2 and No. 3 and Mutual of America Investment Corporation).

(j)	Investment Company Client’s Adviser

Mutual of America Capital Management LLC.

(k)	Principal Underwriter

Mutual of America Life Insurance Company.

(l)	Supervised Person

Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. This definition shall not include any employee of the Company who has no involvement, either directly or indirectly, in Mutual of America’s advisory activities, has no access to nonpublic information about Mutual of America’s investment advisory activities, and is involved solely in Mutual of America’s insurance business.

3.	Restriction on Personal Investing Activities

(a)	Blackout Periods

No Access Person shall engage directly or indirectly in any securities activities in anticipation of a transaction by an Advisory or Investment Company Client. Accordingly, securities transactions will not be permitted during certain periods as set forth below.

(i)	Access Persons - Same-day Blackout

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on any day during which an Advisory or Investment Company Client, executes a purchase or sale transaction or has a pending “buy” or “sell” order in the same or an Equivalent Security. Prior to executing any transaction requiring pre-clearance under Section 5 of this Code, the Access Person must contact the Chairman and CEO of the Investment Company Client’s Adviser or his designee and ascertain whether a transaction is pending or has been executed in the same security on behalf of an Advisory Client or an Investment Company Client, respectively, that is the subject of the Access Person’s personal transaction, or an Equivalent Security.

If an order on behalf of an Advisory or Investment Company Client is pending, this prohibition shall continue until such order on behalf of the Advisory or Investment Company Client is executed or withdrawn. This same-day blackout prohibition does not apply to transactions involving large cap securities (as noted in Section 3(b) of this Code), transactions that are conditional orders (as noted in Section 3(c) of this Code), certain transactions in put and call options (as noted in Section 3(d) of this Code), or personal securities transactions of an Independent Director, unless the Independent Director has actual knowledge of any pending trade or recommendation.

(ii)	Index Funds and Rebalancing

For the purposes of the same-day blackout restrictions contained in Section 3(a)(i), above, a transaction that has been pre-cleared in accordance with the provisions set forth in Section 5 below, will not violate this Code and no investigation under Section 3(a)(iii) below need be conducted, if the only trading in that security by or on behalf of an Advisory or Investment Company Client during the blackout period involves an index fund or a portfolio-wide rebalancing or reallocation.

(iii)	Investigation of Access Persons Personal Securities Transactions

Except as provided in Section 3(a)(ii) above, in the event that an Access Person executes a trade which has been pre-cleared pursuant to Section 5, and a transaction is effected on an Advisory or Investment Company Client’s behalf in the same or Equivalent Security within the blackout period, the Chief Compliance Officer (“CCO”) shall promptly investigate to determine if the Access Person had, or reasonably could have had, actual knowledge of the trade or of the intent to execute the trade on behalf of the Advisory or Investment Company Client at the time he or she executed the pre-cleared trade. The CCO’s investigation will include an interview of the Chairman and Chief Executive Officer (“CEO”) of the Investment Company Client’s Adviser, the person or persons involved in recommending and authorizing the Investment Company Client’s transaction that took place within the blackout period, the Access Person who engaged in the transaction, and any other investigation deemed reasonably appropriate by the CCO. In interviewing the Access Person involved in the transaction, the CCO must obtain a written statement from such person as to that person’s actual knowledge of the Advisory Client’s or the Investment Company Client’s transaction or any intent to execute the transaction at the time of the pre-cleared trade and that they fulfilled all of their duties under this Code of Ethics to ascertain whether any such client transactions were pending or executed during the same-day blackout period.

If the CCO’s investigation determines that the Access Person carried out all duties hereunder to ascertain any pending or executed Advisory Client or Investment Company Client transactions and had no knowledge of the transaction on behalf of a client in the same or Equivalent Security at the time the Access Person executed the pre-cleared trade, then there is no violation of the blackout period and no violation of this Code. If the result of the investigation shows that there was such knowledge on the part of the Access Person, then sanctions shall be imposed as set forth in Section 11(b) of this Code.

(b)	Transactions Involving Large Cap Securities

Trades by Access Persons in securities contained in the Standard and Poor’s 500 Index as of the date of the pre-clearance under Section 5, below, are not subject to the same-day blackout restriction contained in Section 3(a)(i) above.

(c)	Conditional Orders

An Access Person who seeks to place a conditional order, i.e., a limit order, stop order, stop limit order, or good-til-cancelled order, to purchase or sell a security must pre-clear such transaction in accordance with the Code. In the case of a conditional order, the Access Person as part of the pre-clearance process, must identify the condition(s) that will trigger the transaction, i.e., the price limit and how long that conditional order will be effective. If pre-clearance is granted, it shall be effective for the term of the conditional order. If the Access Person cancels the conditional order, the Access Person must immediately notify the Chairman and CEO of the Investment Company Client’s Adviser and CCO, or their designees, and the pre-clearance that has been granted immediately terminates. When the order condition is satisfied and the order is executed, the Access Person must notify the Chairman and CEO of the Investment Company Client’s Adviser and the CCO, or their designees, within two (2) Business Days after receiving notice from his or her broker, dealer or bank that the order was executed. A pre-clearance issued for a conditional order expires when the conditional order is executed and any additional transactions require a new pre-clearance. Conditional orders that have been pre-cleared will not be subject to the blackout restriction in Section 3(a)(i), above.

(d)	Put and Call Options

Access Persons must pre-clear purchases or sales of put or call options, except options in Exchange Traded Products as defined in Section 4(c) below, in accordance with Section 5, below. As part of the pre-clearance process, Access Persons must identify the strike price and expiration date of the option. If the Access Person wishes to close his or her option position by entering into an offsetting trade, the Access Person must obtain pre-clearance of such transaction.

Purchases or sales of put or call options and the exercise of a purchased put or call option prior to the option’s expiration date are subject to the same-day blackout restriction contained in Section 3(a)(i), above. As such, Access Persons cannot execute a transaction described in the preceding sentence on the same day an Advisory or Investment Company Client has, on its behalf, a transaction executed in the same security as the option’s underlying security. Transactions in options with an underlying security contained in the Standard and Poor’s 500 Index are not subject to the blackout restriction contained in Sections 3(a)(i), above.

The automatic exercise of an option at the option’s expiration date consistent with the Options Clearing Corporation rules and the exercise of a sold put or call option by the option’s counterparty prior to expiration are not subject to the same-day blackout restriction contained in Section 3(a)(i), above.

(e)	IPOs

Access Persons may purchase securities in an initial public offering (“IPO”) only after obtaining written pre-clearance pursuant to Section 5 of this Code.

(f)	Private Placements

No Access Person shall purchase any security in a private placement (a sale exempt from the registration requirements of the Securities Act of 1933) without first obtaining written pre-clearance pursuant to Section 5 of this Code. Nothwithstanding the foregoing, Access Persons are prohibited from purchasing Private Investment in Public Equities (“PIPEs”).

(g)	Investment Clubs

No Access Person shall participate in an investment club.

4.	Purchases and Sales Not Subject to Personal Investing Restrictions

Purchases and sales of the following securities are not subject to the provisions of Section 3 or Section 5 of this Code:

(a)

purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, which shall include any account of the Access Person that is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control any transactions in such account;

(b)	purchases or sales of securities which are not eligible for purchase or sale by any Investment Company Client;

(c)

purchases or sales of securities which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds and shares of registered open-end investment companies (“mutual funds”), Exchange Traded Funds, Exchanged Traded Notes and Exchange Traded Vehicles (hereinafter collectively referred to as “Exchange Traded Products”), and units of unit investment trusts that are invested exclusively in one or more open-end funds (collectively referred to as “Noncovered Securities”), provided that transactions and holdings in Exchange Traded Products and mutual funds (aside from money market funds) or unit investment trusts that are advised by the Company or its affiliates, or for which the Company or its affiliates serve as principal underwriter, must be reported in accordance with the terms of Section 7 hereof;

(d)	purchases or sales of securities that are non-volitional on the part of the Access Person;

(e)

purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(f)	purchases or sales in index options effected on a broad-based index if the Access Person has no prior knowledge of activity in such index by an Investment Company Client; and

(g)

purchases which are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

5.	Pre-Clearance of Securities Transactions

(a)	Submission of Pre-Clearance Request

Access Persons (excluding each Independent Director unless such Independent Director has actual knowledge of any Advisory or Investment Company Client’s trades) must obtain written pre-clearance of their, and members of their household’s, personal securities transactions (other than purchases or sales identified in Section 4 of this Code) from the Chairman and CEO of the Investment Company Client’s Adviser, the President of the Investment Company Client’s Adviser or their respective designees who have been named to provide written pre-clearance approval. When the Chairman and CEO of the Investment Company Client’s Adviser is seeking approval he shall obtain pre-clearance from the President of the Investment Company Client’s Adviser or the respective designees in his absence.

(b)	Expiration of Pre-Clearance

Except as provided with respect to Conditional Orders in Section 3(c) above and pre-clearance of Private Placements in Section 5(c) below, written pre-clearance for specific transactions expire at the close of business on the second Business Day after the date the pre-clearance is issued. For example, if a pre-clearance is approved on a Monday, it expires at the close of business on Wednesday. If a transaction is not effected within two (2) Business Days after the date written pre-clearance is granted, the Access Person must resubmit a request for pre-clearance and be granted approval in writing prior to effecting the subject transaction.

(c)	Pre-Clearance of Private Placements and IPOs

Pre-clearance of a private placement transaction or IPO will be granted only when an Advisory or Investment Company Client’s interests are not disadvantaged and such opportunity is not being offered to an individual by virtue of his or her position with the Adviser or Underwriter. If given, the pre-clearance shall state the rationale supporting the acquisition of securities in a private placement or IPO.

Pre-clearance for private placement transactions expire at the close of business thirty (30) calendar days after the date the pre-clearance is issued. If a private placement transaction is not effected within thirty (30) calendar days after the date written pre-clearance is granted, the Access Person must resubmit a request for pre-clearance and receive approval in writing prior to effecting the subject transaction.

6.	Other Restricted Activities

(a)	Gifts and Business Entertainment

Employees are prohibited from directly or indirectly soliciting any gift or thing of value and from accepting or making any cash payments or offers of cash payments to any person on account of the Company’s business. Employees may not accept non-cash gifts or things of value totaling more than $100.00 in any calendar year from any one source where such non-cash gift(s) are in relation to an entity’s business with the Company, its subsidiaries and affiliates. Employees may not give to any person or entity employing such person non-cash gifts or things of value aggregating in excess of $100.00 per year where such payment is in relation to the business of the recipient’s employer with the Company, its subsidiaries and affiliates. For purposes of these procedures, a gift or thing of value does not include modest items of food and refreshments, such as soft drinks, coffee and donuts, offered other than as part of a meal or business entertainment or items with little intrinsic value, such as greeting cards, plaques, certificates, and trophies, which are intended solely for presentation. Notwithstanding the foregoing, employees are prohibited from accepting gifts from any source for the purchase or sale of any property, including securities, to or for a client.

Employees may accept or provide business entertainment. Business entertainment includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, as well as any transportation and/or lodging accompanying or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference, in which the employee accompanies and participates with the giver or recipient irrespective of whether any business is conducted during, or is considered attendant to, such event. However, business entertainment shall not be so frequent or so expensive as to raise any question of propriety and it cannot be preconditioned on the achievement of any sales target. Notwithstanding the above, employees are prohibited from accepting any business entertainment from any source for the purchase or sale of any property, including securities, to or for a client.

No employee may accept or provide any gift or business entertainment if doing so would be in violation of any law or regulation or would expose either the giver or recipient or their respective employers to any civil liability to any governmental authority or agency. Additionally, and in accordance with the Company’s “Conflict of Interest Policy,” all employees should avoid accepting or giving gifts or favors that might appear to be given or accepted for the purpose of influencing the employee in performing his or her duties.

Employees who give or receive gifts and/or business entertainment must report any such gifts and/or business entertainment in writing within 30 days of the end of each quarter.

This Section does not apply to gifts or business entertainment occurring between and among employees of the Company, its subsidiaries and affiliates or their officers or employees.

(b)	Service as a Director

No Access Person, other than an Independent Director, shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from the President and CEO of the Adviser or his designee, or the General Counsel when the President and CEO is seeking approval.

(c)	Recommendations when Interested

No Access Person shall recommend or authorize any securities transaction, including a private placement transaction, to an Advisory or Investment Company Client without disclosing any direct or indirect interest he or she (including immediate family members) has in the transaction, securities or the issuer, including any compensation, ownership position held with the issuer or its affiliates, or any present or proposed business relationship between the issuer (or its affiliates) and the Access Person or a party related to the Access Person. Following a disclosure of a direct or indirect interest pursuant to this Section, the Chairman and CEO of the Investment Company Client’s Adviser, in consultation with the CCO and, as necessary, the Corporate Law Division, shall determine if the Access Person making the disclosure should be allowed to participate in the transaction.

7.	Reporting

(a)	Initial and Annual Holdings Reports

Each Access Person shall disclose all securities, including holdings in Exchange Traded Products and mutual funds (aside from money market funds) or unit investment trusts that are advised by the Company or its affiliates, or for which the Company or its affiliates serve as principal underwriter, in which the Access Person has direct or indirect Beneficial Ownership, except securities described under Sections 4(a) and 4(c) of this Code, within 10 days of becoming an Access Person and within 30 days of the end of each calendar year. Each holdings report shall state the title, the exchange ticker symbol or CUSIP number, number of shares and principal amount of the security involved, the name of any broker, dealer or bank with whom an account is maintained and shall be current as of a date no more than 45 days prior to the date the person became an Access Person or the filing of the report, as the case may be, and shall reflect the date submitted.

(b)	Quarterly Transaction Reports

Each Access Person shall report every transaction in a security, including holdings in Exchange Traded Products and mutual funds (aside from money market funds) or unit investment trusts that are advised by the Company or its affiliates, or for which the Company or its affiliates serve as principal underwriter, in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except purchases and sales of securities listed in Sections 4(a), (c) and (g) of this Code, whether or not a transaction covered by this Code takes place. A quarterly report is due within 30 days after the end of each calendar quarter, and each report must indicate the date it is submitted by the Access Person.

Each quarterly report shall state the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable); the number of shares and the principal amount of each security; the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); the price at which it was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the name of the broker, dealer or bank with which any account has been established and the date thereof. The Access Person is permitted to rely upon the statements and confirmations sent directly to the CCO under Section 7(c), below, but must certify that there are no other transactions outside of those statements and confirmations that should be reported under the requirements of this Code of Ethics.

(c)	Identification of Accounts and Brokerage Statements

Access Persons, other than Independent Directors, are required to notify the CCO or the CCO’s designee of accounts with any broker, dealer, or bank in which any securities are held for the direct or indirect benefit of the Access Person, which includes accounts in which the Access Person has Beneficial Ownership. The CCO may require the Access Person to direct their broker, dealer or bank to provide account information including confirmations of all personal security transactions and holdings in such accounts to the CCO on a timely basis. For any newly opened accounts, Access Persons must inform the CCO prior to the execution of any transaction within such account.

(d)	Duplicate reporting

Notwithstanding Sections (a), (b) and (c) above, an Access Person need not make a report to the extent that it duplicates information furnished by the Access Person as required under Rule 204(2)a-13 issued under the Advisers Act and the Mutual of America Capital Management LLC Code of Ethics, or under Rule 17j-1 under the 1940 Act and the Codes of Ethics of the Company’s Investment Company Clients.

(e)	Disclaimer

Any report under this Section may contain a statement declaring that the reporting or recording of any such holding or transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the security(ies) reported.

8.	Review of Reports

Reports required to be made pursuant to Section 7 of this Code shall be provided to the Company’s CCO. The reports shall be reviewed by the CCO or the CCO’s designee who shall review the reports in light of the requirements of the Code of Ethics.

9.	Standard of Conduct

All personnel are required to treat the interests of the Company’s Advisory and Investment Company Clients as paramount. This means that all actions of the Company’s personnel must be governed by the overriding principle that every action and decision must be made so as to further the interests of the Company’s Advisory and Investment Company Clients, to maximize the attainment of their investment goals, and to safeguard nonpublic information about the clients and their accounts, securities, policies, instructions and interests. No one among the Company’s personnel is permitted to utilize information or knowledge obtained in the course of performing duties as an employee or Access Person for personal gain or advantage, including gain or advantage of a family member or other person included in the definition of “Beneficial Ownership,” above.

10.	Certificate of Compliance

Each Access Person must certify in writing within 30 days of each calendar year end that he or she has: (a) read the Code which is then currently in force and understood it; (b) complied with the Code’s requirements during the past year; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and (d) reported to the CCO all violations of this Code, the federal securities laws and regulations, and all other applicable federal and state laws and regulations.

11.	Administration

(a)	Identification/Designation of Access Persons

The CCO, in consultation with the President and CEO of the Company or his designee and, as may be necessary, the Corporate Law Division, shall designate those Advisory Persons or Supervised Persons who are Access Persons as defined in Section 2(a) of this Code. In making such designations, the CCO shall consider the individual’s job functions and responsibilities for the Adviser; the individual’s access to portfolio trading systems or other portfolio related information; and the individual’s overall access to nonpublic information involving the investment decisions made or being considered by the Adviser. The CCO shall make this determination for all new employees of the Adviser when they begin their employment and for Advisory Persons at the time they commence their activities on behalf of the Adviser and for any employee whose responsibilities are changed. The CCO or the CCO’s designee shall maintain a listing of all Access Persons and shall periodically, but not less than annually, review the accuracy and completeness of all Access Person designations with the President and CEO of the Company or his designee

(b)	(i) Reports of Violations of the Code

The Company’s Advisory Persons and Supervised Persons are required to immediately report violations of this Code of Ethics, federal securities laws and regulations as well as other applicable federal and state laws and regulations to the CCO in person, by e-mail, by telephone or in writing. In the event that the CCO is not available to receive such notification, the report should be made to the General Counsel.

(ii)	Violations and Sanctions

Upon determining that there has been a violation of this Code, the President and CEO of the Company or his designee, after considering the recommendation of, and with the concurrence of, the CCO and, as may be necessary, after consulting with the Corporate Law Division and the Human Resources or other appropriate Departments, may impose such sanctions as he or she deems appropriate, including, among other things, disgorgement of profits to a charity, a letter of censure, or suspension or termination of the violator’s employment or position. Transactions made in violation of Section 3(a)(i) of the Code shall be reversed and any resulting net profit must be disgorged and, as directed by the President and CEO of the Company or his designee, with the concurrence of the CCO, donated to a bona fide charity qualified under the Internal Revenue Code Section 501(c)(3). For purposes of this Code, any transaction for the purposes of reversing a transaction in violation of Section 3(a)(i) of the Code shall be considered non-volitional under this Code and not subject to the Code’s pre-clearance and blackout requirements. If reversing the transaction is not possible, then the President and CEO of the Company or his designee, with the concurrence of the CCO, shall determine an equitable method of handling the violation, including, but not limited to, hypothetically reversing the transaction and calculating any financial benefit received by the Access Person, e.g., loss avoided that results from the inability to reverse the transaction and directing the disgorgement of an amount equal to such financial benefit.

(iii)	No Retaliation

In the event that an Advisory Person or a Supervised Person reports a violation of this Code of Ethics by another, any attempt at retaliation, harassment, threats or other improper behavior by the person reported against the person who made the report or that person’s family shall result in strict disciplinary measures, up to and including immediate dismissal from employment.

(c)	Reports to Boards of Directors of Investment Company Clients

At least annually, the Company’s CCO will furnish a written report to the Board of Directors of each Investment Company Client, (i) certifying that procedures reasonably necessary to prevent Access Persons from violating this Code have been adopted and (ii) disclosing any significant conflicts of interests by Access Persons even if no violation of the Code has occurred (for example, from directorships or stock ownership in companies whose securities are held by an Investment Company Client).

(d)	Reports to Investment Company Clients

At least annually, the Adviser’s CCO will furnish a written report to each Advisory Client describing any material issues that have arisen under this Code or procedures since the last report, including, but not limited to, information about material violations of the Code with respect to the Investment Company Client’s account and sanctions imposed in response.

(e)	Permissible Exceptions

The CCO, with the concurrence of the General Counsel and the President and CEO of the Company or their designee may allow an exception to a requirement of this Code to accommodate a rare or unusual situation or circumstance that was not contemplated by the Code provided that it does not result in any action or transaction that is contrary to the interests of the Company’s Advisory and Investment Company Clients, misuse nonpublic information, or otherwise violate the Company’s fiduciary duties to its Advisory and Investment Company Clients. Considerations for a request for an exception should include, among other things, whether the strict adherence to the Code requirement in the situation will cause unusual hardship to the employee seeking the exception and whether strict adherence to the Code requirements in the particular situation will result in formalistic, purely procedural, or repetitious paperwork that serves no substantive purpose in protecting the interests of the Company’s Advisory and Investment Company Clients. Any such exceptions must be fully documented and explain the basis for the granting the exception. Further, the CCO shall provide a report to the Board of Directors at the next quarterly meeting of the Board following the granting of any exception.

(f)	Acknowledgment of Receipt of Code

Each person receiving a copy of this Code of Ethics and any amendments must promptly acknowledge receipt in a manner determined by the CCO.

(g)	Use of Personal Trade Monitoring System to Comply with the Code

Each person shall use the personal trade monitoring system or any other process designated by the CCO to comply with the Code including, but not limited to, those provisions related to monitoring blackout periods, pre-clearance and reporting requirements. At the discretion of the CCO, in consultation with Chairman and CEO of the Investment Company Client’s Adviser, Access Persons may be limited to holding accounts only at brokers, dealers, or banks on the Approved Broker, Dealer or Bank Listing.

12.	Effective Date

This Code has been approved by the President and CEO of Mutual of America and will be submitted to the Board of Directors of Mutual of America Investment Corporation. The revised Code shall be effective beginning September 7, 2017, and, upon becoming effective, this Code will supersede in their entirety all previous Codes of Ethics and any revisions thereto.